Exhibit 99.1

FBL Financial Group Reports First Quarter 2004 Results

    WEST DES MOINES, Iowa--(BUSINESS WIRE)--April 28, 2004--FBL
Financial Group, Inc. (NYSE:FFG):


Financial Highlights
(Dollars in thousands, except per share data)
----------------------------------------------------------------------
                                                    Three Months Ended
                                                        March 31,
                                                     2004      2003
                                                    ------------------
Net income applicable to common stock               $13,144   $10,840
Operating income applicable to common stock
                                                     13,354    14,395
Earnings per common share (assuming
 dilution):
     Net income                                        0.45      0.38
     Operating income                                  0.46      0.51
----------------------------------------------------------------------

    FBL Financial Group, Inc. (NYSE:FFG) today announced that diluted net income per common share totaled $0.45 ($13,144,000) for the quarter ended March 31, 2004, compared to $0.38 ($10,840,000) in the year ago quarter. Net income includes the impact of realized gains and losses on investments, which totaled a loss of $0.01 per share in the first quarter of 2004 and a loss of $0.13 per share in the first quarter of 2003.
    Operating Income (a). Operating income, which excludes the impact of realized gains and losses on investments, totaled $13,354,000 for the quarter ended March 31, 2004, versus $14,395,000 in the first quarter of 2003. Diluted operating income per common share totaled $0.46 in the first quarter of 2004, compared to $0.51 in the first quarter of 2003. The decrease in operating income for the first quarter of 2004 is primarily attributable to increases in death benefits and operating expenses and decreases in equity income and investment fee income.
    (a) In addition to net income, FBL Financial Group has consistently utilized operating income, a non-GAAP financial measure commonly used in the life insurance industry, as a primary economic measure to evaluate its financial performance. Operating income equals net income adjusted to eliminate the impact of realized gains and losses on investments. Because realized gains and losses on investments may fluctuate greatly from quarter to quarter, FBL believes a measure excluding their impact is useful in analyzing core operating trends. FBL believes the combined presentation and evaluation of operating income, together with net income, provides information that may enhance an investor's understanding of FBL's underlying results and profitability. A reconciliation of net income to operating income is provided in the accompanying tables.
    Commenting on FBL's first quarter results, Chief Executive Officer Bill Oddy stated, "As expected, results for the first quarter were down in comparison to the high level achieved in 2003. Death benefits, which can fluctuate on a quarterly basis, were up, and like others in the industry, we are experiencing lower investment yields. Our traditional Farm Bureau Life distribution channel continues to represent the majority of our business, but we are also now investing in growing our EquiTrust Life distribution channel. This channel, along with our variable alliance partnerships, experienced excellent growth in premiums collected during the quarter."
    Product Revenues Up Seven Percent. Premiums and product charges for the first quarter of 2004 increased seven percent to $55,827,000 compared to $52,082,000 in the first quarter of 2003. Interest sensitive and index product charges increased seven percent while traditional life insurance premiums increased eight percent, due to an increase in the volume of business in force.
    Premiums collected totaled $227,125,000 in the first quarter of 2004 compared to $260,896,000 in the first quarter of 2003. Premiums assumed under traditional and universal life and annuity coinsurance agreements continue to contribute significantly to total premiums collected, but declined to $76,129,000 in the first quarter of 2004 from $125,106,000 in the first quarter of 2003. Excluding the impact of these coinsurance agreements, collected premiums increased 11 percent, primarily due to sales by EquiTrust Life Insurance Company's new distribution channel.
    Investment Income. Net investment income in the first quarter of 2004 increased slightly to $98,546,000 from $97,947,000 in the first quarter of 2003. This increase is due to an increase in average invested assets resulting from premium inflows from a coinsurance agreement and from FBL's Farm Bureau and EquiTrust distribution channels. The annualized yield earned on average invested assets was
6.34 percent for the three months ended March 31, 2004, compared to
7.33 percent for the first quarter of 2003. The first quarter 2004 yield reflects the impact of a decline in market interest rates and a decrease in fee income from bond calls and mortgage loan prepayments and the impact of changing prepayments speeds on mortgage and asset-backed securities at quarter end. This fee income (loss) totaled a loss of $156,000 in the first quarter of 2004 compared to fee income of $5,356,000 in the first quarter of 2003. Expecting a decline in this fee income, FBL assumes no prepayment fee income in its 2004 earnings guidance.
    Derivative Income. FBL's derivative income totaled $4,212,000 in the first quarter of 2004, compared to a derivative loss of $5,073,000 in the first quarter of 2003. The increase in 2004 derivative income is due primarily to proceeds from option settlements from the call options purchased to fund returns on index annuities. These proceeds reflect the general increase in the underlying equity market indices on which the options are based. Gains and losses on these call options and proceeds from option settlements are offset by changes in the value of the embedded derivatives in the underlying index contracts and index credits to the contract holders, which are recorded as a component of interest sensitive and index product benefits.
    Realized Gains on Investments. In the first quarter of 2004, FBL recognized net realized gains on investments of $64,000. This compares to net realized losses on investments of $5,632,000 in the first quarter of 2003. First quarter 2004 realized gains include realized gains from sales of securities of $2,333,000, realized losses from sales of securities of $410,000 and realized losses from the write-down of securities that became other-than-temporarily impaired of $1,859,000.
    Benefits and Expenses. Benefits and expenses totaled $143,640,000 in the first quarter of 2004, compared to $125,290,000 in the first quarter of 2003. This increase is due primarily to an increase in the volume of annuity business in force and an increase in death benefits, which can fluctuate on a quarterly basis, partially offset by a reduction in crediting rates on interest sensitive products. Additionally, other underwriting, acquisition and insurance expenses increased and include approximately $800,000 in expenses associated with the expansion of the EquiTrust Life distribution channel.
    Interest expense increased primarily due to the reclassification of dividends on company-obligated mandatorily redeemable preferred stock of subsidiary trust and Series C preferred stock beginning in the third quarter of 2003 in accordance with accounting standards adopted late in 2003. In conjunction with the adoption of these standards, the Series C redeemable preferred stock and the subordinated notes relating to the company-obligated mandatorily redeemable preferred stock were reclassified to debt on the consolidated balance sheet.
    Income from Equity Investments. Equity income, net of related income taxes, was $255,000 in the first quarter of 2004, compared to $779,000 in the first quarter of 2003. Included in equity income is FBL's share of income and losses from investments in various partnerships and joint ventures, the majority of which are booked a quarter in arrears. Due to the nature of these investment partnerships, it is not unusual to experience fluctuations on a quarter-to-quarter basis. Prior to 2004, equity income included FBL's share of American Equity Investment Life Holding Company's earnings, which totaled $801,000, net of taxes, in the first quarter of 2003. Following American Equity's initial public offering in December 2003, FBL's ownership percentage decreased. As a result, FBL no longer accounts for its investment under the equity method of accounting and this investment in American Equity is now marked to market in accordance with FAS 115.
    Operating Results by Segment. FBL's operating results for the first quarter of 2004 reflect a three percent increase in pre-tax operating income for the traditional and universal life insurance segment, while the other product segments experienced a decline in pre-tax operating results. Further detail by segment is provided in FBL's financial supplement, which is available on FBL's web site, www.fblfinancial.com.
    Assets Total $8.2 Billion. Total assets increased $296 million to $8.2 billion at March 31, 2004, from $7.9 billion at December 31, 2003. At March 31, 2004, 94 percent of the fixed maturity securities in FBL's investment portfolio were investment grade debt securities. Book value per common share, with securities at market, increased eight percent to $28.60 at March 31, 2004, from $26.42 at December 31, 2003.
    Subsequent Event - Senior Note Offering. On April 12, 2004, FBL Financial Group issued $75,000,000 of 5.85% Senior Notes due April 15, 2014. Interest on the notes will be paid semi-annually beginning October 15, 2004.
    Earnings Outlook. While subject to volatility resulting from a number of factors, including mortality experience and investment results, FBL reiterates its full year 2004 net income and operating income guidance of a range of $2.00 to $2.10 per common share.
    Conference Call. FBL management will hold a conference call with investors to discuss first quarter 2004 results. The call will be held tomorrow, April 29, 2004, at 11 a.m. Eastern Time. The call will be webcast over the Internet, and a replay will be available on FBL's web site, www.fblfinancial.com.
    The statements in this release concerning FBL's prospects for the future are forward-looking statements that involve certain risks and uncertainties, including the continued acceptance of FBL's insurance products by customers, the continued success of FBL's marketing efforts, the marketing success of FBL's alliance partners, and fluctuations in mortality experience and investment results. These forward-looking statements are based on assumptions which FBL Financial Group believe to be reasonable. No assurance can be given that the assumptions will prove to be correct, and the difference between assumptions and actual results could be material.
    FBL Financial Group (www.fblfinancial.com) is a holding company whose primary operating subsidiaries are Farm Bureau Life Insurance Company and EquiTrust Life Insurance Company. FBL underwrites, markets and distributes life insurance, annuities and mutual funds to individuals and small businesses. In addition, FBL manages all aspects of three Farm Bureau affiliated property-casualty insurance companies for a management fee. FBL's three-pronged growth strategy includes (1) internal growth within its traditional Farm Bureau distribution network, (2) alliances and other distribution channels and (3) consolidations.


                       FBL FINANCIAL GROUP, INC.
             CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
             (Dollars in thousands, except per share data)


                                                 Three months ended
                                                      March 31,
                                                  2004        2003
                                               ----------- -----------
REVENUES
 Interest sensitive and index product charges     $22,019     $20,622
 Traditional life insurance premiums               33,734      31,373
 Accident and health premiums                          74          87
 Net investment income                             98,546      97,947
 Derivative income (loss)                           4,212      (5,073)
 Realized gains (losses) on investments                64      (5,632)
 Other income                                       4,701       4,009
                                               ----------- -----------
   Total revenues                                 163,350     143,333
BENEFITS AND EXPENSES
 Interest sensitive and index product benefits     63,270      54,981
 Traditional life insurance and accident and
  health benefits                                  21,825      19,635
 Increase in traditional life and accident and
  health future policy benefits                     6,732       7,397
 Distributions to participating policyholders       6,723       7,656
 Underwriting, acquisition and insurance
  expenses                                         38,359      31,979
 Interest expense                                   2,033         118
 Other expenses                                     4,698       3,524
                                               ----------- -----------
   Total benefits and expenses                    143,640     125,290
                                               ----------- -----------
                                                   19,710      18,043
Income taxes                                       (6,720)     (5,613)
Minority interest in earnings of subsidiaries:
 Dividends on company-obligated mandatorily
  redeemable preferred stock of subsidiary
  trust                                                 -      (1,213)
 Other                                                (63)        (50)
Equity income, net of related income taxes            255         779
                                               ----------- -----------
Net income                                         13,182      11,946
Dividends on Series B and C preferred stock           (38)     (1,106)
                                               ----------- -----------
Net income applicable to common stock             $13,144     $10,840
                                               =========== ===========

Earnings per common share - assuming dilution       $0.45       $0.38
                                               =========== ===========

Weighted average common shares                 28,391,050  27,825,165
Effect of dilutive securities                     641,285     479,066
                                               ----------- -----------
Weighted average common shares - diluted       29,032,335  28,304,231
                                               =========== ===========



                       FBL FINANCIAL GROUP, INC.
     RECONCILIATION OF NET INCOME TO OPERATING INCOME (Unaudited)
             (Dollars in thousands, except per share data)


                                                    Three months ended
                                                        March 31,
                                                     2004      2003
                                                    -------- ---------

Net income applicable to common stock               $13,144   $10,840
Adjustment:
 Net realized gains/losses on investments (1)           210     3,555
                                                    -------- ---------
Operating income applicable to common stock         $13,354   $14,395
                                                    ======== =========

Operating earnings per common share - assuming
 dilution                                             $0.46     $0.51
                                                    ======== =========

(1) Net of adjustments for that portion of amortization of deferred policy acquisition costs, deferred sales inducements, value of insurance in force acquired, unearned revenue reserve and income taxes attributable to such gains/losses.



                       FBL FINANCIAL GROUP, INC.
           CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
             (Dollars in thousands, except per share data)


                                              March 31,  December 31,
                                                2004         2003
                                             ----------- -------------
Assets
Investments                                  $6,625,500    $6,341,701
Cash and cash equivalents                       221,402       233,858
Deferred policy acquisition costs               519,008       530,580
Deferred sales inducements                       38,448        39,143
Other assets                                    358,875       340,016
Assets held in separate accounts                481,950       463,772
                                             ----------- -------------
Total assets                                 $8,245,183    $7,949,070
                                             =========== =============

Liabilities and stockholders' equity
Policy liabilities and accruals              $5,894,211    $5,780,251
Other policyholders' funds                      537,097       521,816
Debt                                            186,568       185,480
Other liabilities                               324,574       249,763
Liabilities related to separate accounts        481,950       463,772
                                             ----------- -------------
Total liabilities                             7,424,400     7,201,082

Minority interest in subsidiaries                   181           161

Stockholders' equity                            820,602       747,827
                                             ----------- -------------
Total liabilities and stockholders' equity   $8,245,183    $7,949,070
                                             =========== =============

Book Value Per Share, securities at market       $28.60        $26.42
                                             =========== =============
Book Value Per Share, securities at cost (2)     $22.42        $22.11
                                             =========== =============

Common Shares Outstanding                    28,584,503    28,190,918
                                             =========== =============

(2) Book value per share with securities at cost, a non-GAAP financial measure, is based on stockholders' equity excluding the effect of accumulated other comprehensive income, which was $176.7 million at March 31, 2004 and $121.6 million at December 31, 2003. Since accumulated other comprehensive income fluctuates from quarter to quarter due to unrealized changes in the fair market value of investments caused principally by changes in market interest rates, FBL believes this non-GAAP financial measure provides useful supplemental information.

    FFG-1

    CONTACT: FBL Financial Group, Inc., West Des Moines
             Jim Noyce, 515-225-5599
             jnoyce@fbfs.com